[FINPRO LETTERHEAD]

April 30, 1998

Board of directors
Axia Federal Savings Bank
1410 St. Georges Avenue
Avenel, New Jersey 07001

Dear Board Members:

All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Reorganization from Mutual Savings Association of Mutual Holding Company and Stock Issuance Plan (the "Plan") adopted by the Board of Directors of Axia Federal Savings Bank (the "Bank"), whereby the Bank will reorganize into the Mutual Holding Company form of organization by converting from a federally chartered mutual savings association to a federally chartered stock savings bank and issuing in excess of 50% of the Bank's outstanding capital stock to Liberty Bancorp, Inc. (the "Company") so long as the Company remains in the mutual form.


We understand that in accordance with the Plan, Subscription Rights to purchase shares of the Common Stock are to be issued to (i) Eligible Account Holders;
(ii) the ESOP; (iii) Supplemental Eligible Account Holders; (iv) Other Members; and (v) Directors, Officers and Employees, collectively referred to as the "Recipients". Based solely on our observation that the Subscription Rights will be available to such Recipients without cost, will be legally non-transferable and of short duration, and will afford the Recipients the right only to purchase shares of Common Stock at the same price as will be paid by members of the general public in the Selected Community Offering, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the opinion that:


     (1)  the Subscription rights will have no ascertainable market values; and

     (2) the price at which the Subscription Rights are exercisable will not be more less than the pro forma market value of the shares upon issuance.


Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Companys' value alone. Accordingly no assurance can be given that persons who subscribe to shares of Conversion Stock in the conversion will thereafter be able to buy or sell such shares at the same price paid in the Subscription Offering.


                                            Very Truly Yours,
                                            FinPro, Inc.



                                            /s/  Donald J. Musso
                                            --------------------------------
                                                 Donald J. Musso
                                                 President